Exhibit 99.1

Allegheny Technologies Announces Strong Fourth Quarter And Full Year 2005
Results

    PITTSBURGH--(BUSINESS WIRE)--Jan. 25, 2006--Allegheny Technologies Incorporated (NYSE:ATI):

Fourth Quarter 2005 Results

    --  Sales increased 15% to $894.4 million

    --  Net income of $120.4 million, or $1.18 per share

    -- Net income of $97.9 million, or $0.96 per share, before net special gain

Full Year 2005 Results

    --  Sales increased 30% to $3.54 billion

    --  Net income of $361.4 million, or $3.58 per share

    -- Net income of $338.9 million, or $3.36 per share, before net special gain

    --  Operating profit of $533 million, or 15% of sales

    --  Segment operating profit:

        --  High Performance Metals: $335 million, or 27% of sales

        --  Flat-Rolled Products: $150 million, or 8% of sales

        --  Engineered Products: $47.5 million, or 12% of sales

    -- Cost reductions of $125 million, before the effects of inflation

    --  Net debt to total capitalization improved to 19.8%

    --  Cash on hand increased to $363 million

    Allegheny Technologies Incorporated (NYSE:ATI) reported net income for the fourth quarter 2005 of $120.4 million, or $1.18 per share, on sales of $894.4 million. Excluding the previously announced net special gain, net income for the fourth quarter was $97.9 million, or $0.96 per share.
    In the fourth quarter 2004, ATI reported net income of $35.0 million, or $0.35 per share, on sales of $778.1 million.
    Net income for the full year 2005 was $361.4 million, or $3.58 per share, on sales of $3.54 billion, compared to net income of $19.8 million, or $0.22 per share, on sales of $2.73 billion for 2004.
    Results for the 2005 fourth quarter and year included a $22.5 million, or $0.22 per share, net special gain. This net special gain consisted primarily of the tax benefit associated with the reversal of the Company's remaining valuation allowance for U.S. Federal net deferred tax assets, partially offset by asset impairments and charges for legal matters, and the cumulative effect of adopting FASB Interpretation No. 47, "Accounting for Contingent Asset Retirement Obligations." Results for 2004 included a $40.4 million, or $0.48 per share, special gain related to actions taken to control certain retiree medical costs, net of costs related to the new ATI Allegheny Ludlum labor agreement and the June 2004 J&L asset acquisition.
    "ATI's fourth quarter 2005 results were strong, concluding a year of accelerating profitability," said L. Patrick Hassey, Chairman, President and Chief Executive Officer. "For the full year 2005, sales increased nearly 30% to $3.5 billion. Operating profit reached $533 million, or 15% of sales. Notably, over 70% of operating profit and approximately 45% of sales were generated by our High Performance Metals and Engineered Products segments, demonstrating the transformation of ATI to a high-value-products driven company. Cash flow was strong in 2005. We continued to invest in the business as sales increased, and we improved the balance sheet with a $100 million voluntary contribution to ATI's defined benefit pension plan. After these investments, cash on hand still increased by 45% to $363 million. We remained focused on reducing costs in 2005 and achieved cost reductions, before the effects of inflation, of $125 million. Our 2005 cost reduction target was $100 million.
    "Looking ahead, we see 2006 as a year of continued profitable growth. The outlook remains strong from our major markets, namely aerospace, defense, chemical process industry, oil and gas, electrical energy, and medical. ATI's strategic growth investments in high-value titanium products and nickel-based alloys and superalloys are on schedule and are expected to impact results positively during the second half of the year.
    "Turning to our segments, the outlook in our High Performance Metals segment is robust for our premium titanium alloys and nickel-based superalloys for jet engines, and we are increasing shipments of our titanium alloys used in airframe components. A high level of demand continues for our exotic alloys, particularly from global corrosion markets and from the defense market.
    "Overall business activity is improving in our Flat-Rolled Products segment. Orders from key growth markets, namely oil and gas, pollution control for electrical energy, power generation and distribution, and armor for defense, remain on track for profitable growth. Our service center customers report that their inventories of commodity stainless sheet are at a lower level, and we expect our shipments to improve as 2006 progresses.
    "Our Engineered Products segment is positioned to have another excellent year in 2006. Demand from the oil and gas market is at a record level, and demand from the transportation, and construction and mining markets remains strong. In addition, demand for our titanium precision metal processing capabilities from the aerospace market is at a record level.
    "In summary, we expect 2006 to improve on the profitable growth achieved in 2005. We are enthusiastic about our major markets and prospects for growth. We expect cash flow to be strong in 2006 enabling ATI to continue to make strategic investments and improve the balance sheet. We have targeted $225 million of capital investments in 2006 in a self-funded growth strategy. We are focused on cost reductions and have established a 2006 cost reduction goal of $100 million, before the effects of inflation.
    "We remain dedicated to our disciplined plan and vision as we move to the profitable growth phase of building the world's best specialty metals company."


                               Three Months Ended  Twelve Months Ended
                                   December 31         December 31
                                               In Millions
                               ---------------------------------------
                                 2005      2004      2005      2004
                               --------- --------- --------- ---------

Sales                            $894.4    $778.1  $3,539.9  $2,733.0

Net income (loss) before
 special gain                     $97.9     $35.0    $338.9    $(20.6)
Special gain, net(a)              $22.5         -     $22.5     $40.4
Net income                       $120.4     $35.0    $361.4     $19.8

                                Per Diluted Share   Per Diluted Share

Net income (loss) before
 special gain                     $0.96     $0.35     $3.36    $(0.26)
Special gain, net(a)              $0.22         -     $0.22     $0.48
Net income                        $1.18     $0.35     $3.58     $0.22

(a) Fourth quarter 2005 special gain, net included the tax benefit associated with the reversal of the Company's remaining valuation allowance for U.S. Federal net deferred tax assets, partially offset by asset impairments, charges for legal matters, and the cumulative effect of adopting FASB Interpretation No. 47, "Accounting for Contingent Asset Retirement Obligations". Second quarter 2004 special gain, net was related to actions taken to control certain salaried retiree medical costs, net of costs associated with ATI Allegheny Ludlum's new labor agreement and the J&L asset acquisition.

Fourth Quarter and Full Year 2005 Financial Highlights

    -- Sales in the fourth quarter 2005 were $894.4 million, 15% higher than the fourth quarter 2004. Sales increased 55% in the High Performance Metals segment and 31% in the Engineered Products segment, but declined 7% in the Flat-Rolled Products segment. For the full year, sales were $3.54 billion, 29.5% higher than 2004. Sales increased 57% in the High Performance Metals segment, 16% in the Flat-Rolled Products segment, and 33% in the Engineered Products segment.

    -- Fourth quarter 2005 segment operating profit was $143.0 million, or 16.0% of sales, an increase of $67.9 million compared to the fourth quarter 2004. Fourth quarter 2005 results included a LIFO inventory valuation reserve charge of $1.6 million, due primarily to higher titanium scrap and tungsten raw material costs. The LIFO inventory valuation reserve charge was $29.5 million in the fourth quarter 2004.

    -- Full year 2005 segment operating profit was $532.7 million, or 15.0% of sales, an increase of $365.6 million compared to 2004. Full year 2005 results included a LIFO inventory valuation reserve charge of $45.8 million, due primarily to higher titanium and nickel scrap, molybdenum, and tungsten raw material costs. The LIFO inventory valuation reserve charge was $112.2 million in 2004.

    -- Net income before net special gain was $97.9 million, or $0.96 per share, in the fourth quarter 2005, and $338.9 million, or $3.36 per share, for the full year 2005.

    -- Net income was $120.4 million, or $1.18 per share, in the fourth quarter 2005, and $361.4 million, or $3.58 per share, for the full year 2005.

    -- Cash flow from operating activities was $127.0 million in the fourth quarter 2005 and $322.6 million for the 2005 year, before a $100 million voluntary pension contribution made in the fourth quarter 2005. The full year cash flow from operating activities included the investment of $187.8 million in managed working capital resulting from higher business activity.

    --  Cash on hand increased to $362.7 million at December 31, 2005.

    -- Cost reductions, before the effects of inflation, totaled $125 million for the year, which significantly exceeded our 2005 cost reduction plan of $100 million.

High Performance Metals Segment
Market Conditions

    -- Demand for our titanium alloys, nickel-based superalloys, and vacuum-melted specialty steels remained strong from the aerospace, defense, medical, oil and gas, and power generation markets. Our exotic alloys business continued to benefit from demand from the aerospace, defense, chemical processing, and medical markets.

Fourth quarter 2005 compared to fourth quarter 2004

    -- Sales increased 55% to $357.1 million, a record level. Shipment volumes, which can be significantly impacted by product form mix, increased 1% for titanium alloys and increased 18% for nickel-based and specialty steel alloys. Shipments of exotic alloys declined 19%. Average selling prices increased 96% for titanium alloys, and 29% for nickel-based and specialty steel alloys. Average selling prices declined 5% for exotic alloys, primarily due to product mix.

    -- Operating profit reached a record $107.3 million, an increase of $64.3 million compared to 2004, as a result of increased shipments for most products, higher selling prices, and the benefits of gross cost reductions. Raw material cost inflation and higher inventory levels resulted in a LIFO inventory valuation reserve charge of $9.8 million in the fourth quarter 2005 compared to a $3.6 million charge in same 2004 period.

    -- Results benefited from $9 million of gross cost reductions, before the effects of inflation.

Flat-Rolled Products Segment
Market Conditions

    -- Inventory management actions at service centers and in the supply chain resulted in reduced shipments for stainless sheet and engineered strip. Demand was strong for nickel-based alloys, specialty stainless, and titanium products from the oil and gas, electrical energy, and aerospace markets.

Fourth quarter 2005 compared to fourth quarter 2004

    -- Sales decreased 7% to $434.8 million primarily due to a decline in shipments and lower raw material surcharges, partially offset by higher average base-selling prices due primarily to product mix. Total finished pounds shipped decreased by 20%. Shipments of commodity products decreased 22%. Shipments of high-value products decreased 18%, primarily due to lower shipments of stainless engineered strip products, which offset strong shipments of nickel-based alloys, specialty stainless, and titanium products. Average transaction prices, which include surcharges, were flat for commodity products as lower surcharges were offset by higher base selling prices as a result of product mix. Average transaction prices for high-value products increased 34%.

    -- Segment operating income was $23.9 million, a decrease of $1.9 million, primarily as a result of lower shipments offset by a reduction in the LIFO inventory valuation reserve due primarily to lower iron scrap and chrome raw material costs, and the benefits of gross cost reductions. Fourth quarter 2005 results had a LIFO inventory valuation reserve benefit of $9.6 million compared to a $24.5 million charge for the 2004 fourth quarter.

    -- Results benefited from $14 million in gross cost reductions, before the effects of inflation.

Engineered Products Segment
Market Conditions

    -- Demand for our tungsten products was strong from the oil and gas, mining, and automotive markets. Demand remained strong for our forged products from the Class 8 truck, and construction and mining markets. Demand for our cast products was strong from the transportation and wind energy markets. Demand was very strong for our titanium precision metal processing conversion services.

Fourth quarter 2005 compared to fourth quarter 2004

    -- Sales improved 31% to $102.5 million, a record level, due to higher selling prices and increased volume, including shipments from our U.K.-based ATI Garryson Limited cutting tool operations acquired in April 2005.

    -- Operating profit improved to $11.8 million, a $5.5 million increase, due to higher sales volumes, improved pricing, and the benefits of gross cost reductions. Changes in raw material costs and inventory levels resulted in LIFO inventory valuation reserve charges of $1.4 million in 2005 and 2004.

    -- Results benefited from $2 million of cost reductions, before the effects of inflation.

Retirement Benefit Expense

    -- Retirement benefit expense declined to $17.5 million in the fourth quarter 2005 compared to $25.0 million in the fourth quarter 2004, primarily as a result of actions taken in the second quarter 2004 to control retiree medical costs and the favorable effect of the Medicare prescription drug legislation.

    -- For the fourth quarter 2005, retirement benefit expense included in cost of sales was $12.7 million, and in selling and administrative expenses was $4.8 million. For the fourth quarter 2004, retirement benefit expense included in cost of sales was $17.8 million, and in selling and administrative expenses was $7.2 million.

    -- ATI was not required to make cash contributions to its U.S. defined benefit pension plan for 2005. During the fourth quarter 2005, however, we made a $100 million voluntary cash contribution to this defined benefit pension plan to improve the plan's funded position. Based upon current regulations and actuarial studies, we do not expect to be required to make cash contributions to the U.S. defined benefit pension plan for at least the next several years.

    -- Retirement benefit expense is expected to increase to approximately $83 million in 2006 from $78 million for 2005. Pension expense for 2006 is expected to be approximately $64 million compared to $63 million in 2005 as the positive benefits of the voluntary $100 million 2005 pension contribution and higher than expected returns on pension assets in 2005 are offset by the use of a lower assumed discount rate to value pension liabilities. Postretirement medical expense for 2006 is expected to increase to approximately $19 million from $15 million in 2005 due primarily to lower plan assets and the use of a lower assumed discount rate to value obligations.

2005 Net Special Gain

    -- Results for the fourth quarter 2005 included a previously announced net special gain of $22.5 million, after-tax, or $0.22 per share. The net special gain, which was primarily non-cash included:

        -- A $45.0 million, or $0.44 per share, net tax benefit related to the reversal of ATI's remaining valuation allowance for U.S. Federal net deferred tax assets.

        -- A $14.4 million, or ($0.14) per share, after-tax charge due to asset impairments, which is expected to result in future cash expenditures of less than $2 million. This asset impairment charge primarily relates to a 2005 year-end decision to indefinitely idle ATI Allegheny Ludlum's West Leechburg, PA flat-rolled products finishing facility. There are approximately 45 hourly production and maintenance employees, and 25 laboratory employees at the West Leechburg plant. These employees will be provided positions at nearby Allegheny Ludlum facilities. ATI expects the consolidation to result in annual cost reductions of approximately $10 million in its Flat-Rolled Products segment beginning in 2007.

        -- A $6.1 million, or ($0.06) per share, after-tax charge for legal matters.

        -- A $2.0 million, or ($0.02) per share, after-tax charge related to the cumulative effect of accounting change for the adoption of FASB Interpretation No. 47, "Accounting for Contingent Asset Retirement Obligations".

Other Expenses

    -- Corporate expenses for the fourth quarter 2005 were $16.0 million compared to $13.0 million in the year-ago period. This increase is due primarily to expenses associated with annual and long-term performance-based incentive compensation programs.

    -- Excluding the effects of retirement benefit expense and stock-based compensation expenses, selling and administrative expenses as a percentage of sales was 7.8% in the fourth quarter 2005 compared to 6.3% in the same 2004 period.

    -- Fourth quarter 2005 interest expense, net of interest income, decreased to $7.7 million from $10.2 million in the year-ago period, primarily related to increased interest income resulting from higher cash balances partially offset by higher short-term interest rates on debt associated with the financing of the June 2004 J&L asset acquisition.

Income Taxes

Fourth quarter 2005 results included an income tax benefit of $57.7 million, which principally related to the reversal of ATI's remaining valuation allowance for U.S. Federal net deferred tax assets partially offset by accruals for U. S. Federal, foreign and state income taxes. No income tax provision or benefit was recognized in 2004. Prior to the 2005 fourth quarter, we maintained a valuation allowance for a major portion of our deferred tax assets in accordance with SFAS No. 109, "Accounting for Income Taxes" due to uncertainty regarding full utilization of our net deferred tax asset, including the 2003 and 2004 unutilized net operating losses. In 2005, we generated taxable income which exceeded the 2003 and 2004 net operating losses allowing us to fully realize these tax benefits. This realization of tax benefits, together with our improved profitability, allowed us to reverse the remaining valuation allowance for U. S. Federal income taxes. As a result, we expect to recognize U. S. Federal, foreign and state income tax provisions, or benefits, on future operating results.

Cash Flow, Working Capital and Debt

    -- Cash on hand at the end of 2005 was $362.7 million, an increase of $111.9 million from year-end 2004.

    -- Cash flow from operations during the 2005 year was $322.6 million, before a $100 million voluntary pension contribution made in the fourth quarter 2005, as the significant improvement in operating earnings was partially offset by a $187.8 million investment in managed working capital. We define managed working capital as accounts receivable and gross inventories less accounts payable.

    -- The investment in managed working capital resulted from a $80.9 million increase in accounts receivable, which reflects the significantly higher level of sales in the fourth quarter 2005 compared to the fourth quarter 2004, and a $145.6 million increase in inventory mostly as a result of higher raw material costs and increased business volumes, partially offset by a $38.7 million increase in accounts payable. Most of the increase in raw material costs is expected to be recovered through surcharge and index pricing mechanisms. At December 31, 2005, managed working capital increased to 30.3% of annualized sales compared to 29.5% of annualized sales at year-end 2004 due primarily to the increase in High Performance Metals business activity which has a longer manufacturing cycle.

    -- Cash used in investing activities was $109.2 million in the 2005 year and consisted primarily of capital expenditures of $90.1 million and $18.3 million for the acquisition of Garryson Limited.

    -- Cash used in financing activities was $1.5 million in the 2005 year as a reduction in net borrowings of $25.7 million and payment of dividends of $27.1 million were offset by $26.1 million of proceeds received from the exercise of stock options and tax benefits on share-based compensation of $25.2 million.

    -- Net debt as a percentage of total capitalization improved to 19.8% at December 31, 2005, from 43.8% at the end of 2004.

    -- There were no borrowings outstanding during 2005 or 2004 under ATI's $325 million secured domestic borrowing facility, although a portion of the letters of credit capacity was utilized.

    -- For 2006, capital expenditures are expected to be approximately $225 million and depreciation is expected to be approximately $85 million.

    New Accounting Pronouncements Adopted in 2005

    In the fourth quarter 2005, as required, we adopted FASB Interpretation No. 47, "Accounting for Contingent Asset Retirement Obligations" ("FIN 47"), an interpretation of FASB Statement No. 143, "Asset Retirement Obligations" ("SFAS 143"). FIN 47 clarifies that the term "conditional asset retirement obligation" as used in SFAS 143 refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. An entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated, even if conditional on a future event. For existing contingent asset retirement obligations which are determined to be recognizable under FIN 47, the effect of applying FIN 47 is recognized as a cumulative effect of a change in accounting principle. Our adoption of FIN 47 resulted in recognizing a charge of $2.0 million, net of income taxes, or $0.02 per share, principally for estimable asset retirement obligations related to remediation costs which would be incurred if we were to cease certain manufacturing activities which utilize what may be categorized as potentially hazardous materials.
    In the first quarter 2005, the Company adopted Statement of Financial Accounting Standards No. 123R, "Share-Based Payment". Under the revised standard, companies may no longer account for share-based compensation transactions, such as stock options, restricted stock, and potential payments under programs such as our Total Shareholder Return plans, using the intrinsic value method as defined in APB Opinion No. 25. Instead, companies are required to account for such equity transactions using an approach in which the fair value of an award is estimated at the date of grant and recognized as an expense over the requisite service period. Compensation expense is adjusted for equity awards that do not vest because service or performance conditions are not satisfied. However, compensation expense already recognized is not adjusted if market conditions are not met, such as stock options expiring "out-of-the-money". We adopted the new standard using the modified prospective method and, beginning with the first quarter 2005, reflect compensation expense in accordance with the SFAS 123R transition provisions. Under the modified prospective method, the effect of the standard is recognized in the period of adoption and in future periods. Prior periods are not restated to reflect the impact of adopting the new standard at earlier dates.
    Fourth quarter 2005 compensation expense related to share-based incentive plans was $1.9 million compared to $8.6 million in the fourth quarter 2004. Fourth quarter 2005 share-based compensation expense includes $0.3 million related to expensing of stock options. For the full year 2005, compensation expense related to share-based incentive plans was $9.4 million compared to $20.6 million for 2004. Compensation expense relating to expensing of stock options was $2.6 million for the full year 2005.
    Allegheny Technologies will conduct a conference call with investors and analysts on January 25, 2006, at 1 p.m. ET to discuss the financial results. The conference call will be broadcast live on www.alleghenytechnologies.com. To access the broadcast, click on "Conference Call". In addition, the conference call will be available through the CCBN website, located at www.ccbn.com.
    This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as "anticipates," "believes," "estimates," "expects," "would," "should," "will," "will likely result," "forecast," "outlook," "projects," and similar expressions. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty materials; (b) material adverse changes in the markets we serve, including the aerospace, defense, construction and mining, automotive, electrical energy, chemical process industry and oil and gas, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, including those anticipated from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products;
(e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; and (g) the other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2004, and other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.
    Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of over $3.5 billion in 2005. ATI has approximately 9,000 full-time employees world-wide who use innovative technologies to offer growing global markets a wide range of specialty metals solutions. Our major markets are aerospace, defense, construction and mining, chemical processing/oil & gas, food equipment and appliance, automotive, electrical energy, machine and cutting tools, and medical. Our products include nickel-based alloys and superalloys, titanium and titanium alloys, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, silicon and tool steels, and forgings and castings. The Allegheny Technologies website is www.alleghenytechnologies.com.


Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Income
(Quarterly periods unaudited - Dollars in millions, except per share amounts)

                               Three Months Ended  Twelve Months Ended
                                   December 31         December 31
                               ------------------- -------------------
                                 2005      2004      2005      2004
                               --------- --------- --------- ---------

Sales                            $894.4    $778.1  $3,539.9  $2,733.0
Costs and expenses:
 Cost of sales                    720.1     673.1   2,889.7   2,488.1
 Selling and administrative
  expenses                         76.6      65.0     273.2     233.3
 Restructuring costs and
  curtailment (gain), net          23.9         -      23.9     (40.4)
                               --------- --------- --------- ---------
Income before interest, other
 income (expense) and income
 taxes                             73.8      40.0     353.1      52.0
Interest expense, net              (7.7)    (10.2)    (38.6)    (35.5)
Other income (expense), net        (1.4)      5.2      (4.8)      3.3
                               --------- --------- --------- ---------
Income before income tax
 benefit and cumulative effect
 of change in accounting
 principle                         64.7      35.0     309.7      19.8
Income tax benefit                (57.7)        -     (53.7)        -
                               --------- --------- --------- ---------
Net income beforecumulative
 effect of change in accounting
 principle                        122.4      35.0     363.4      19.8
Cumulative effect of change in
 accounting principle, net of
 tax                               (2.0)        -      (2.0)        -
                               --------- --------- --------- ---------

Net income                       $120.4     $35.0    $361.4     $19.8
                               ========= ========= ========= =========

Basic net income per common
 share before cumulative effect
 of change in accounting
 principle                        $1.26     $0.37     $3.78     $0.23

Cumulative effect of change in
 accounting principle             (0.02)        -     (0.02)        -
                               --------- --------- --------- ---------

Basic net income per common
 share                            $1.24     $0.37     $3.76     $0.23
                               ========= ========= ========= =========

Diluted net income per common
 share before cumulative effect
 of change in accounting
 principle                        $1.20     $0.35     $3.60     $0.22

Cumulative effect of change in
 accounting principle             (0.02)        -     (0.02)        -
                               --------- --------- --------- ---------

Diluted net income per common
 share                            $1.18     $0.35     $3.58     $0.22
                               ========= ========= ========= =========

Weighted average common shares
 outstanding -- basic
 (millions)                        97.2      94.9      96.2      86.6

Weighted average common shares
 outstanding -- diluted
 (millions)                       101.8      99.2     100.8      90.5

Actual common shares
 outstanding -- end of period
 (millions)                        98.2      95.8      98.2      95.8


Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Quarterly periods unaudited - Dollars in millions)

                               Three Months Ended  Twelve Months Ended
                                   December 31         December 31
                               ------------------- -------------------
                                 2005      2004      2005      2004
                               --------- --------- --------- ---------
Sales:
High Performance Metals          $357.1    $230.4  $1,246.0    $794.1
Flat-Rolled Products              434.8     469.6   1,900.5   1,643.9
Engineered Products               102.5      78.1     393.4     295.0
                               --------- --------- --------- ---------

Total External Sales             $894.4    $778.1  $3,539.9  $2,733.0
                               ========= ========= ========= =========

Operating Profit:

High Performance Metals          $107.3     $43.0    $335.3     $84.8
% of Sales                         30.0%     18.7%     26.9%     10.7%

Flat-Rolled Products               23.9      25.8     149.9      61.5
% of Sales                          5.5%      5.5%      7.9%      3.7%

Engineered Products                11.8       6.3      47.5      20.8
% of Sales                         11.5%      8.1%     12.1%      7.1%
                               --------- --------- --------- ---------

    Operating Profit              143.0      75.1     532.7     167.1
% of Sales                         16.0%      9.7%     15.0%      6.1%

Corporate expenses                (16.0)    (13.0)    (51.7)    (34.9)

Interest expense, net              (7.7)    (10.2)    (38.6)    (35.5)
                               --------- --------- --------- ---------

Subtotal                          119.3      51.9     442.4      96.7

Restructuring charges and
 curtailment gain, net            (23.9)        -     (23.9)     40.4

Other expenses, net of gains
 on asset sales                   (13.2)      8.1     (31.2)      2.5

Retirement benefit expense        (17.5)    (25.0)    (77.6)   (119.8)
                               --------- --------- --------- ---------

Income before income taxes (A)    $64.7     $35.0    $309.7     $19.8
                               ========= ========= ========= =========

(A) Income before income taxes for the 2005 fourth quarter and year includes special charges totaling $33.9 million, which consists of asset impairments of $23.9 million (presented as Restructuring Charges) and charges for legal matters of $10 million (presented in Other Expenses).


Allegheny Technologies Incorporated and Subsidiaries
Consolidated Balance Sheets
(Dollars in millions)

                                             December 31, December 31,
                                                 2005         2004
                                             ------------ ------------
ASSETS

Current Assets:
Cash and cash equivalents                         $362.7       $250.8
Accounts receivable, net of allowances for
 doubtful accounts of $8.1 and $8.4 at
 December 31, 2005 and December 31, 2004,
 respectively                                      442.1        357.9
Inventories, net                                   607.1        513.0
Deferred income taxes                               22.8            -
Prepaid expenses and other current assets           49.3         38.5
                                             ------------ ------------
   Total current assets                          1,484.0      1,160.2

Property, plant and equipment, net                 704.9        718.3
Cost in excess of net assets acquired              199.7        205.3
Deferred income taxes                              154.3         53.0
Deferred pension asset                             100.6        122.3
Other assets                                        87.1         56.6
                                             ------------ ------------

Total Assets                                    $2,730.6     $2,315.7
                                             ============ ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable                                  $312.9       $271.2
Accrued liabilities                                213.5        192.2
Accrued income taxes                                18.5            -
Short-term debt and current portion of
 long-term debt                                     13.4         29.4
                                             ------------ ------------
   Total current liabilities                       558.3        492.8

Long-term debt                                     547.0        553.3
Accrued postretirement benefits                    461.5        472.7
Pension liabilities                                242.9        240.9
Other long-term liabilities                        119.4        130.1
                                             ------------ ------------
Total liabilities                                1,929.1      1,889.8
                                             ------------ ------------

Total stockholders' equity                         801.5        425.9
                                             ------------ ------------

Total Liabilities and Stockholders' Equity      $2,730.6     $2,315.7
                                             ============ ============


Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)
                                                   Twelve Months Ended
                                                       December 31
                                                   -------------------
                                                     2005      2004
                                                   --------- ---------

Operating Activities:

  Net income                                         $361.4     $19.8

  Cumulative effect of change in accounting
   principle                                            2.0         -
  Non-cash restructuring charges and curtailment
   gain, net                                           22.4     (45.6)
  Depreciation and amortization                        77.3      76.1
  Deferred income taxes                               (91.0)     (0.4)
  Change in managed working capital                  (187.8)   (203.3)
  Change in pension assets/liabilities                 57.7      68.2
  Pension contribution                               (100.0)    (50.0)
  Accrued liabilities and other                        80.6     159.3
                                                   --------- ---------
Cash provided by operating activities                 222.6      24.1
                                                   --------- ---------
Investing Activities:
  Purchases of property, plant and equipment          (90.1)    (49.9)
  Acquisition of business                             (18.3)     (7.5)
  Asset disposals and other                            (0.8)      2.8
                                                   --------- ---------
Cash used in investing activities                    (109.2)    (54.6)
                                                   --------- ---------
Financing Activities:
  Dividends paid                                      (27.1)    (21.2)
  Net decrease in debt                                (25.7)    (15.9)
  Exercises of stock options                           26.1       7.6
  Tax benefit on share-based compensation              25.2         -
  Issuance of Common Stock                                -     229.7
  Interest rate swap termination                          -       1.5
                                                   --------- ---------
Cash provided by (used in) financing activities        (1.5)    201.7
                                                   --------- ---------
Increase in cash and cash equivalents                 111.9     171.2
Cash and cash equivalents at beginning of period      250.8      79.6
                                                   --------- ---------
Cash and cash equivalents at end of period           $362.7    $250.8
                                                   ========= =========


Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)

                            Three Months Ended    Twelve Months Ended
                                December 31           December 31
                           --------------------- ---------------------
                              2005       2004       2005       2004
                           ---------- ---------- ---------- ----------
Volume:
 High Performance Metals
  (000's lbs.)
   Nickel-based and
    specialty steel alloys    10,103      8,538     39,939     34,353
   Titanium mill products      6,272      6,203     24,882     22,012
   Exotic alloys                 928      1,139      4,018      4,318

 Flat-Rolled Products
  (000's lbs.)
   High value                 73,830     89,842    308,580    329,618
   Commodity                 178,706    227,812    840,158    845,888
                           ---------- ---------- ---------- ----------
 Flat-Rolled Products
  total                      252,536    317,654  1,148,738  1,175,506



Average Prices:
 High Performance Metals
  (per lb.)
   Nickel-based and
    specialty steel alloys    $12.24      $9.48     $11.25      $8.60
   Titanium mill products     $27.37     $13.99     $22.75     $12.34
   Exotic alloys              $39.32     $41.20     $40.38     $40.95

 Flat-Rolled Products
  (per lb.)
   High value                  $2.98      $2.22      $2.88      $2.15
   Commodity                   $1.17      $1.17      $1.19      $1.10
 Flat-Rolled Products
  combined average             $1.70      $1.47      $1.64      $1.39


Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited - Dollars in millions)

                                             December 31, December 31,
                                                 2005         2004
                                             ------------ ------------

Accounts receivable                               $442.1       $357.9
Inventory                                          607.1        513.0
Accounts payable                                  (312.9)      (271.2)
                                             ------------ ------------
Subtotal                                           736.3        599.7

Allowance for doubtful accounts                      8.1          8.4
LIFO reserve                                       269.7        223.9
Corporate and other                                 33.9         20.6
                                             ------------ ------------
Managed working capital                         $1,048.0       $852.6
                                             ============ ============

Annualized prior 2 months sales                 $3,461.1     $2,887.0
                                             ============ ============

Managed working capital as a % of annualized
 sales                                              30.3%        29.5%

December 31, 2005 change in managed working
 capital                                          $195.4
Acquisition of managed working capital              (7.6)
                                             ------------
Net change in managed working capital              187.8

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO inventory valuation reserves, excess and obsolete inventory reserves, and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.


Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Net Debt to Capital
(Unaudited - Dollars in millions)

                                             December 31, December 31,
                                                 2005         2004
                                             ------------ ------------

Total debt                                        $560.4       $582.7
Less: Cash                                        (362.7)      (250.8)
                                             ------------ ------------
Net debt                                          $197.7       $331.9

Net debt                                          $197.7       $331.9
Stockholders' equity                               801.5        425.9
                                             ------------ ------------
Total capital                                     $999.2       $757.8

Net debt to capital ratio                           19.8%        43.8%
                                             ============ ============

In managing the overall capital structure of the Company, one of the measures on which we focus is net debt to total capitalization, which is the percentage of debt to the total invested and borrowed capital of the Company. In determining this measure, debt and total capitalization are net of cash on hand which may be available to reduce borrowings.

    CONTACT: Allegheny Technologies Incorporated
             Dan L. Greenfield, 412-394-3004